Exhibit 4.1

AMENDED AND RESTATED STOCK OPTION PLAN OF
AETERNA ZENTARIS INC.

1.	Purpose of the Plan

1.1
The purpose of the stock option plan for directors, officers, employees and suppliers of ongoing services (the "Plan") of Aeterna Zentaris Inc. (the "Corporation") is to secure for the Corporation and its shareholders the benefit of an incentive interest in share ownership by directors, officers and employees of the Corporation and its Subsidiaries, as the case may be, and by certain designated suppliers of ongoing services.

2.           Administration

2.1
The Plan shall be administered by the Corporation's Board of Directors (the "Board") or the Corporate Governance, Nominating and Human Resources Committee, as the same may be constituted from time to time (the "Committee"). The Board or the Committee shall have full and complete latitude to interpret the Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Plan, provided that such interpretations, rules, regulations and determinations shall be consistent with the relevant policy statements of the competent securities authorities and the rules of the stock exchanges on which the securities of the Corporation are listed.

3.	Shares Subject to the Plan

3.1
The shares issuable further to the exercise of options granted under the Plan are the Common Shares of the Corporation (the "Shares"). The total number of Shares that may be issued under the Plan shall not exceed eleven point four percent (11.4%) of the total number of issued and outstanding Shares at any given time. No Optionee (as defined hereinbelow) shall hold options to purchase more than five percent (5%) of the number of Shares issued and outstanding from time to time.

3.2         In addition: (i) the number of securities issuable to "insiders" (as such term is defined in the TSX Company Manual) of the Corporation, at any time, under all security-based compensation arrangements of the Corporation, cannot exceed ten percent (10%) of its issued and outstanding securities; and (ii) the number of securities issued to insiders of the Corporation, within any one-year period, under all security-based compensation arrangements of the Corporation, cannot exceed ten percent (10%) of its issued and outstanding securities.

3.3
In addition: (i) the aggregate fair value of options granted under all security-based compensation arrangements of the Corporation to any one non-employee director of the Corporation entitled to receive a benefit under the Plan, within any one-year period, cannot exceed US$100,000 valued on a Black-Scholes basis and as determined by the Committee; and (ii) the aggregate number of securities issuable to all non-employee directors of the Corporation entitled to receive a benefit under the Plan, within any one-year period, under all security-based compensation arrangements of the Corporation, cannot exceed one percent (1%) of its issued and outstanding securities.

3.4
All options that are exercised, or that expire or are cancelled without being exercised, shall become available to be granted (or "reloaded") under the terms of the Plan upon such exercise, cancellation or expiration, as the case may be.

4.	Grant of Options

4.1
The Board or the Committee shall from to time designate the directors (non-employee directors in the case of directors of the Corporation), officers or employees of the Corporation or any of its Subsidiaries, as the case may be, or suppliers of ongoing services to whom options shall be granted (an "Optionee") and the number of Shares covered by each of such options. For the purposes of the Plan, "Subsidiaries" shall mean any legal entity of which the Corporation holds or is the beneficiary, at any time, directly or indirectly, otherwise than as security only, of securities conferring over fifty percent (50%) of the votes enabling it to elect the majority of the directors of such entity as well as any current or future Subsidiary of such legal entity. Any Optionee may hold more than one option. The granting of each option shall be evidenced by a letter from the Corporation addressed to the Optionee setting forth the number of Shares covered by such option, the subscription price, the terms and conditions of exercise of the option and the option period.

4.2
Subject to the provisions of Section 3, the non-employee directors of the Corporation are eligible to receive grants of up to 60,000 options per year. These options shall be vested over a period of three (3) years in equal thirds with the first third becoming vested on the first anniversary of the grant date, the second third becoming vested on the second anniversary of the grant date and the final third becoming vested on the third anniversary of the grant date. The specific number of options to be granted to non-employee directors in accordance with the foregoing shall be determined by the Board upon recommendation of the Committee.

5.	Exercise Price

5.1
The exercise price of an option shall be established by the Board or the Committee at the time of the grant and this price shall not be less than the greater of the closing prices of the Shares on the Toronto Stock Exchange and the Nasdaq National Market on the last trading day preceding the date of grant of the option (the "Grant Date"). If either of these exchanges is closed or if the Shares did not trade on one of the two exchanges on the last trading day preceding the Grant Date, the exercise price shall be the closing price of the Shares at the open exchange ("Exercise Price").

The closing price of the Shares shall be converted into Canadian dollars, when this conversion is required, at the noon buying rate of the Bank of Canada on the last trading day preceding the Grant Date established in the previous paragraph.

6.	Option Period

6.1
Subject to the provisions of Section 6.2, each option granted under the Plan shall be exercisable during a period established by the Board or the Committee (the "Option Period"). The Option Period shall commence no earlier than the Grant Date and shall terminate no later than ten years after such date (the "Outside Expiry Date").

6.2
Notwithstanding the provisions of Section 6.1, an option shall not be exercisable by an Optionee from and after each and every one of the following dates (an "Early Expiry Date"), unless the Board or the Committee decides otherwise:

6.2.1      (i) in the case where the Optionee is an officer or an employee, the date on which the Optionee resigns or voluntarily leaves his employment with the Corporation or one of its Subsidiaries, as the case may be, or the date on which the employment of the Optionee with the Corporation or one of its Subsidiaries is terminated for just cause, as the case may be, including, without limiting the scope of the foregoing, in the event of a breach of his obligations to the Corporation, or (ii) in the case where the Optionee is a director of the Corporation or one of its Subsidiaries, as the case may be, but is not employed by either the Corporation or one of its Subsidiaries, the date on which such Optionee ceases to be a member of the relevant Board of Directors for any reason other than death;
6.2.2      (i) in the case where the Optionee is an officer or employee, six (6) months following the date on which the Optionee's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated by reason of death or (ii) in the case where the Optionee is a director of the Corporation or any of its Subsidiaries, as the case may be, but is not employed by either the Corporation or any of its Subsidiaries, six (6) months following the date on which such Optionee ceases to be a member of the relevant Board of Directors by reason of death;

6.2.3
in the case where the Optionee is an officer or employee, thirty (30) days following the date on which the Optionee's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated for any cause or reason other than those mentioned in paragraphs 6.2.1 and 6.2.2 including, without limiting the scope of the foregoing, disability, long-term illness, retirement or early retirement; or

6.2.4
in the case where the Optionee is a supplier of ongoing services, thirty (30) days following the date on which the Optionee ceases to act as a supplier of ongoing services to the Corporation or any of its Subsidiaries, as the case may be, for any cause or reason.

6.3
Subject to Section 6.4 hereof, all rights conferred by an option under the Plan that shall not have been exercised by either an Early Expiry Date or the Outside Expiry Date shall be forfeited and cancelled.

6.4
If an Early Expiry Date or the Outside Expiry Date applicable to any option granted under the Plan falls within a blackout period imposed by the Corporation under the Corporation's trading restrictions and blackout periods policy (as such policy may be amended from time to time by the Corporation), or within seven (7) business days immediately following such a blackout period, then the applicable Early Expiry Date or the Outside Expiry Date, as the case may be, will be automatically extended to the date which is seven (7) business days after the last day of the blackout period. The seven (7) business day extension period established in this paragraph is a fixed period which is not subject to Board discretion.
7.    Exercise of Options

7.1
Subject to the provisions of Section 6, an option may be exercised in whole, at any time, or in part, from time to time, during the Option Period, but in all cases in accordance with the exercise schedule established by the Board or the Committee and applicable at the time of the grant.

7.2
An option may be exercised by written notice to the Secretary of the Corporation. Such notice shall set forth the number of options exercised and the number of underlying Shares subscribed for pursuant to such exercise and the address to which the certificate evidencing such Shares is to be delivered. Such notice shall also be accompanied by a certified cheque made payable to the Corporation in the amount of the Exercise Price. The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Optionee and delivered to the address specified in the notice no later than ten (10) business days following the receipt of such notice and cheque.

8.     No Assignment

8.1	No option or interest therein shall be assignable by the Optionee other than by will or in accordance with the applicable laws of estates and succession.
9.    Not a Shareholder

9.1	An Optionee shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his/her option until he/she shall have become the holder of record of such Shares.
10.    Offer for Shares of the Corporation

10.1
In the event that, at any time, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Corporation to each Optionee and all unexercised options will become exercisable immediately at the Exercise Price, but only to the extent necessary to enable an Optionee to tender his/her Shares in response to the offer should the Optionee so desire.

11.    Modification of the Plan
Board, shareholder and requisite regulatory approvals shall be required for any of the following amendments to be made to the Plan:

11.1
any amendment to Section 3.2 that would have the effect of permitting, without having to obtain shareholder approval on a "disinterested vote" at a duly convened shareholders' meeting, the grant of any option(s) under this Plan otherwise prohibited by Section 3.2;

11.2	any amendment to the number of securities issuable under the Plan (except for any adjustment described in paragraph 12.1.4 hereof);

11.3	any amendment which would permit any option granted under the Plan to be transferable or assignable other than by will or in accordance with the applicable laws of estates and succession;

11.4	the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

11.5	the addition of a deferred or restricted share unit or any other provision which results in employees receiving securities while no cash consideration is received by the Corporation;

11.6	with respect to any Optionee (whether or not such Optionee is an "insider" of the Corporation),

(i)	any reduction in the exercise price of any option after the option has been granted, or

(ii)	any cancellation of an option and the re-grant of that option under different terms, or

(iii)	any extension to the term of an option beyond the Outside Expiry Date (except for extensions made pursuant to Section 6.4), except in respect of any adjustment described in paragraph 12.1.4 hereof;

11.7	any amendment to the method of determining the exercise price of an option granted pursuant to the Plan;

11.8	the addition of any form of financial assistance or any amendment to a financial assistance provision which is more favourable to employees;

11.9
any amendment to Section 3.3 that would have the effect of removing or increasing the limitations on the aggregate number of securities issuable to, and/or the aggregate fair value of options granted or that may be granted to, non-employee directors within any one-year period (except for any adjustment described in paragraph 12.1.4 hereof); and

11.10	any amendment to this Section 11.
12.            Amendments and Termination

12.1
The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion, make all other amendments to the plan that are not contemplated in Section 11 above including, without limitation, the following:

12.1.1	amendments of a "housekeeping" or clerical nature or to clarify the Plan's provisions;

12.1.2	amendments regarding any vesting period of an option;

12.1.3	amendments regarding the extension of an option beyond an Early Expiry Date in respect of any Optionee;

12.1.4
adjustments to the number of issuable Shares underlying, or the exercise price of, outstanding options resulting from a split or a consolidation of the Shares, a reclassification, the payment of a stock dividend, the payment of a special cash or non-cash distribution to the Corporation's shareholders on a pro rata basis provided such distribution is approved by the Corporation's shareholders in accordance with applicable law, a recapitalization, a reorganization or any other event which necessitates an equitable adjustment to the outstanding options in proportion with corresponding adjustments made to all outstanding Shares;

12.1.5	discontinuing or terminating the Plan; and

12.1.6	any other amendment which does not require shareholder approval under Section 11 hereof.

12.2	Notwithstanding Section 12.1 above, the Corporation shall not contravene any requirements, rules, laws and regulations of the TSX or of any regulatory authorities.

12.3
Notwithstanding any provisions to the contrary, any amendment to or termination of the Plan shall in no way amend or otherwise affect the conditions of the options already granted under the Plan to the extent that such options have not then been exercised, unless the rights of the optionholder have already expired or have already been fully exercised or unless the optionholder affected by such change has already agreed to it.

13.     Miscellaneous Provisions

13.1
The Corporation's obligations under the terms of the Plan are subject to all applicable laws, regulations or rules of any governmental agency or other competent authority in respect of the issuance or distribution of securities and to the rules of any stock exchange on which the Shares are listed. Each Optionee shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

13.2
The participation in the Plan of a director, an officer or an employee of the Corporation or any of its Subsidiaries shall be entirely optional and shall not be interpreted as conferring upon a director, an officer or an employee of the Corporation or any of its Subsidiaries any right or privilege whatsoever, except for the rights and privileges set out expressly in the Plan. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of the Corporation or any of its Subsidiaries to terminate the employment of an officer or employee at any time. Any notice of dismissal given to an officer or employee at the time his/her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of the Plan.

13.3
No director, officer or employee of the Corporation or any of its Subsidiaries shall acquire the automatic right to be granted one or more options under the terms of the Plan by reason of any previous grant of options under the terms of the Plan.

13.4	The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares.

13.5
The Corporation and its Subsidiaries shall assume no responsibility as regards the tax consequences that participation in the Plan will have for a director, an officer or an employee of, or supplier of ongoing services to, the Corporation or any of its Subsidiaries, and such persons are urged to consult their own tax advisors in such regard.

13.6	The Plan and any option granted under the terms of the Plan shall be governed and interpreted according to the laws of the Province of Quebec and the laws of Canada applicable thereto.

13.7
Once approved by the Corporation's shareholders, the Plan will modify and restate the stock option plan adopted by the Corporation on November 7, 1995 as amended. This Plan confers no other advantage upon the beneficiaries of the stock option plan.

STOCK OPTION PLAN
OF AETERNA ZENTARIS INC.
SUBSCRIPTION FORM

(Date)

Aeterna Zentaris Inc.
1405 du Parc-Technologique Blvd.
Québec, Québec
G1P 4P5

Attention of the Secretary

I, the undersigned, , hereby exercise options and subscribe for Common Shares of Aeterna Zentaris Inc. (the "Corporation") pursuant to the exercise of such options under the terms of the Stock Option Plan of the Corporation, out of the Common Shares available for purchase by the undersigned, and I enclose herewith my certified cheque (or money order) made payable to the order of Aeterna Zentaris Inc., in the amount of dollars in payment of the said subscription.

(Signature)

(Full Address)

(Telephone)

The French version of this Schedule shall prevail.